Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Investors:	Media:
Thomas Bologna, CEO	Ed Orgon
Orchid Cellmark Inc.	The Torrenzano Group
(609) 750-2324	(212) 681-1700
ir@orchid.com	ed@torrenzano.com

ORCHID CELLMARK REPORTS FIRST QUARTER

2010 FINANCIAL RESULTS

PRINCETON, N.J., May 6, 2010 – Orchid Cellmark Inc. (Nasdaq: ORCH), a leading international provider of identity DNA testing services, today reported its financial results for the first quarter of 2010.

Total revenues were $14.1 million for the first quarter of 2010, as compared to $14.0 million for the first quarter of 2009.

Total U.K. revenues for the first quarter of 2010 rose 34% compared to the first quarter of 2009, primarily as a result of the increase in U.K. forensic business. In British pounds, total U.K. revenues for the first quarter of 2010 rose 23% compared to the first quarter of 2009. The exchange rate movement of the British pound as compared to the U.S. dollar had a positive impact on revenue of approximately $650 thousand. U.S. based revenues for the first quarter of 2010 decreased approximately 25% compared to the first quarter of 2009, primarily due to decreases in forensic casework and paternity business.

“We continue to experience strong growth in our U.K. operations where our forensics business in particular increased significantly,” said Thomas Bologna, Orchid Cellmark president and chief executive officer, “In the U.S. we are seeing the impact of government budgetary constraints forcing the States to either not process forensic samples or request price discounts from suppliers or both. However we believe the end result will be an ever increasing backlog of DNA samples, which simply put, will have to be processed. Mr. Bologna concluded, “Our balance sheet is healthy and our cash and short-term investments, which we increased by 10% to nearly $20.0 million, position us well to pursue top and bottom line growth opportunities.”

The company’s gross margin was consistent with the first quarter of 2009. Operating loss for the first quarter of 2010 was $1.7 million, compared to a $1.0 million loss for the first quarter of 2009. The increase in the operating loss was principally due to restructuring expenses and increased marketing and sales and R&D expenses. Excluding the restructuring expense, the operating loss for the first quarter 2010 was approximately $1.2 million as compared to an operating loss of $1.0 million for the same quarter 2009.

Orchid Cellmark reported a net loss of $2.0 million, or $(0.07) per share, for the first quarter of 2010, compared to a net loss of $1.2 million, or $(0.04) per share, for the first quarter of 2009. Total income tax expense for the first quarter 2010 increased by approximately $260 thousands as compared to the first quarter of 2009. Net losses for the first quarters of 2010 and 2009 include charges of $800 thousand and $1.0 million, respectively, for depreciation and amortization.

Operating expenses, excluding cost of service revenue, for the first quarter of 2010 increased to $6.4 million from $5.8 million for the first quarter of 2009, primarily as a result of restructuring expenses and increased marketing and sales and R&D expenses.

At March 31, 2010, cash, cash equivalents, and short term investments were approximately $20.0 million, up from the $18.1 million reported at the end of 2009.

Conference Call Information

A conference call with Orchid Cellmark management will be held on Thursday, May 6, 2010 at 10:00 a.m. EDT. To listen to the conference call, please dial 1-888-893-7720 (US/Canada) or 1-706-758-5085 (Int’l/Local) and ask for the Orchid Cellmark conference call, conference number 72483785. To listen to the live or archived webcast via the Internet, please visit the Investor Relations section of the company’s web site at www.orchidcellmark.com. Questions will be taken live via the conference call.

About Orchid Cellmark

Orchid Cellmark (Nasdaq: ORCH) is a leading international provider of DNA testing services primarily for forensic and family relationship applications. Orchid Cellmark is one of the largest providers of forensic DNA testing services and its DNA results are used by the criminal justice system to assist with the identification of perpetrators, the exclusion of suspects and the exoneration of wrongfully convicted individuals. The company provides DNA family relationship testing to numerous child services organizations and individuals seeking to verify parentage. Orchid Cellmark also serves immigration and security authorities for DNA testing of individuals. In the agriculture field, the company provides DNA testing services for selective trait breeding. Orchid Cellmark’s strong market positions in these areas reflect the company’s accredited laboratories in the U.S. and U.K., its innovative genetic analysis technologies and expertise, and the company’s reputation for exceptional quality, reliability and customer service for nearly two decades. More information on Orchid Cellmark can be found at www.orchidcellmark.com.

All statements in this press release that are not historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding: expectations regarding Orchid Cellmark’s business operations and outlook; Orchid Cellmark’s belief that the end result of government budgetary constraints forcing the States to either not process forensic samples or request price discounts from suppliers or both will be an ever increasing backlog of DNA samples which will have to be processed. Such statements are subject to the risks and uncertainties that could cause actual results to differ materially from those projected, including, but not limited to uncertainties relating to trends in government spending, outsourcing trends, technologies, product development, manufacturing, market acceptance, cost and pricing of Orchid Cellmark’s products and services, dependence on government funding and collaborations, regulatory approvals, competition, intellectual property of others, patent protection, litigation, the timing of release of federal and state funds, the timing and amount of contracts put up for bid, and Orchid Cellmark’s ability to successfully offer its services directly to U.K. police forces. These risks and other additional factors affecting these forward-looking statements and Orchid Cellmark’s business are discussed under the headings “Risks Related to Our Business” and “Risks Associated with Our Common Stock” in Orchid Cellmark’s Annual Report on Form 10-K for the year ended December 31, 2009, as amended, as filed with the Securities and Exchange Commission, and in other filings made by Orchid Cellmark with the Securities and Exchange Commission from time to time. Orchid Cellmark expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Orchid Cellmark’s expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based, except as may be required by law.

Information contained in our press releases should be considered accurate only as of the date of the release. Information in any press release may be superseded by more recent information we have disclosed in later press releases, filings with the Securities and Exchange Commission or otherwise. Press releases may contain forward-looking statements based on the expectations of our management as of the date of the release. Actual results may materially differ based on several factors, including those described in the press release.

(See attached Financial Tables)

Orchid Cellmark Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

Three months ended March 31, 2010 and 2009

(In thousands, except per share data)

(Unaudited)

	Three months ended March 31,
	2010	2009

Revenues:
Service revenues	$14,116	$13,844
Other revenues	14	121

Total revenues	14,130	13,965

Operating expenses:
Cost of service revenues	9,380	9,180
Research and development	397	159
Marketing and sales	1,311	1,165
General and administrative	3,806	4,015
Restructuring	444	—
Amortization of intangible assets	463	462

Total operating expenses	15,801	14,981

Operating income (loss)	(1,671)	(1,016)

Other income, net	40	(13)

Gain (loss) before income tax expense	(1,631)	(1,029)

Income tax expense (benefit)	404	143

Net income (loss)	$(2,035)	$(1,172)

Basic and diluted net income (loss) per share	$(0.07)	$(0.04)

Shares used in computing basic net income (loss) per share:	29,935	29,935

Orchid Cellmark Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

March 31, 2010 and December 31, 2009

(In thousands)

(Unaudited)

	March 31, 2010	December 31, 2009
Assets:

Current assets
Cash and cash equivalents	$8,303	$8,600
Available-for-sale securities	11,619	9,525
Accounts receivable, net	8,927	11,128
Inventory	1,792	1,542
Prepaids and other current assets	1,161	1,127

Total current assets	31,802	31,922

Fixed assets, net	4,876	4,803
Goodwill	9,372	9,423
Other intangibles, net	5,278	5,763
Other assets	907	931

Total assets	$52,235	$52,842

Liabilities and Stockholders’ Equity:

Current liabilities
Accounts payable	$2,718	$2,762
Accrued expenses and other current liabilities	4,806	3,071
Deferred revenue	1,022	928

Total current liabilities	8,546	6,761

Other liabilities	471	432

Total liabilities	9,017	7,193

Total stockholders’ equity	43,218	45,649

Total liabilities and stockholders’ equity	$52,235	$52,842